EXHIBIT 10.6

July 1, 2000

Mr. Steven J. Udicious
501 Berkley Road
Narberth, PA 19072

Dear Steve:

On behalf of Total Renal Care Holdings, Inc., I am pleased to finalize the terms of your employment as the General Counsel, effective April 19, 2000. You will report directly to me. The other terms and conditions are as follows:

1.
Your base salary for this position has been set at $155,000 per annum. Your position is exempt under the wage and hour laws. You will be paid bi-weekly pursuant to our normal payroll practices. In acknowledgement of your services as Acting General Counsel from February 10, 2000 through April 19, 2000, you will receive a bonus equivalent to $4,082.84.

2.
Your status will be that of a regular full-time benefit eligible employee. You will be eligible to receive health and disability insurance benefits, as well as other related benefits, under the same terms and conditions applicable to most TRC executives at the similar level of compensation and responsibility.

3.
For the year 2000, you will have an annual performance bonus potential of between zero and $80,000. The performance bonus will be awarded at the discretion of the Chief Executive Officer and/or the Board of Directors in his/its sole discretion.

4.
In addition, you are eligible for a Divestitures/Restructuring Bonus allocation. Such bonus will count toward one-third of your 2000 bonus potential referenced in item 3 above. The metrics for this Divestiture Bonus shall be portioned as follows:

Project	Weight	Dollar Amount
A) International	20%	$7,200
B) PR	20%	$7,200
C) PR NOL	15%	$5,400
D) Hawaii	10%	$3,600
E) Guam	5%	$1,800
F) HRG	20%	$7,200
G) IRA	10%	$3,600

	100%	$36,000

Mr. Steven J. Udicious — July 1, 2000 — p. 2

In order to receive this Bonus, the company must have received the funds by August 15, 2000. (We will discuss new target amounts if any deal does not close by August 15, 2000). The earned bonus will be paid to you 60 days after TRC receives the cash and provided you are still employed at that time. The awarding of the portions allocated to HRG and IRA will involve my judgment of your performance, as they do not have specific closings.

5.	You will participate in the Total Renal Care Stock Option Plan at a level of 90,000 options. The terms of the option grant will be set forth in a separate agreement.

6.	This position will be located in Torrance, California. TRC will cover the cost of the movement of your household goods including:

♦	Packing, shipping, delivery, and unpacking

♦	Normal connections/disconnection of appliances

♦	Storage, when necessary, not to exceed three months

♦	Insurance on personal effects when in transit

♦	Movement of personal use automobiles (up to 2 cars)

7.
It is understood and agreed that your employment will be at-will, and either you or Total Renal Care Holdings, Inc. may terminate the relationship at any time. The terms of this letter, therefore, do not and are not intended to create an express or implied contract of employment.

8(a).
You agree that, during the term of your employment with the Company and for a one-year period following termination of your employment with the Company for any reason, you shall not, directly or indirectly, for yourself or on behalf of, or in conjunction with any other person, company, partnership, corporation, or business of whatever nature:

i.
knowingly call upon any past or present customer of the Company or any of its subsidiaries (including any such customer obtained by you) for the purpose of soliciting or selling any services or products in competition with those of the Company or any of its subsidiaries;

ii.
solicit any employee of the Company or any of its subsidiaries to work for any business, individual, partnership, firm, corporation, or any other entity for any reason whatsoever, or take any other action that could reasonably be expected to result in same;

iii.
hire any employee of the Company or any of its subsidiaries to work for any business, individual, partnership, firm, corporation, or any other entity for any reason whatsoever, or take any other action that could reasonably be expected to result in same;

iv.	establish, enter into, be employed by or for, advise, consult with or become an owner in (unless it is less than 1% of a public company) or a

Mr. Steven J. Udicious — July 1, 2000 — p. 3

part of, any company, partnership or corporation or other business entity or venture, or in any way engage in business for yourself or for others, that competes with the Company or any of its subsidiaries within 100 miles of any location in which the Company or any of its subsidiaries conducts business; or

v.
call upon any prospective acquisition candidates on your own behalf or on behalf of any competitor, which candidate was either called upon by you or for which you made an acquisition analysis for the Company within six (6) months of your departure from the Company.

vi.
ownership of not more than one percent of the voting stock of a corporation whose stock is traded on a national securities exchange or over-the-counter shall not of itself constitute a violation of this paragraph (8a).

(b)
You agree that you will not, during or after the term of your employment with the Company, disclose or use for your personal benefit, information relating to the customers or other trade secrets (whether in existence or proposed) of the Company or any of its subsidiaries, or any other confidential information of the Company or any of its subsidiaries to any person, firm, partnership, corporation, or business for any reason or purpose whatsoever.

(c)
Because of the difficulty of measuring economic losses to the Company and its subsidiaries as a result of the breach of any of the foregoing covenants, and because of the immediate and irreparable damage that would be caused to the Company and its subsidiaries for which they may have no other adequate remedy, you agree that, in the event of a breach by you of any of the foregoing covenants, the company or any of its subsidiaries may, in addition to obtaining any other remedy or relief available to it, enforce the foregoing covenants by all equitable relief, including injunctions and restraining orders.

(d)
The covenants in this paragraph 8 are severable and separate, and the unenforceability of any specific covenant shall not affect the provision of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time, or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, then this Agreement shall thereby be reformed.

(e)
You also agree that the covenants in this paragraph 8 are reasonable and necessary to protect the legitimate interests of the Company, and that you have entered into this agreement knowingly and of your own free will. You reaffirm your commitment to adhere to the terms of this paragraph 8, notwithstanding any limits imposed by law or public policy. Separate from the enforceability, you agree this is a moral commitment, arrived at in good faith.

Mr. Steven J. Udicious — July 1, 2000 — p. 4

9 (a)     If a Change of Control were to occur within six (6) months of your relocation, and if, within one year of the Change in Control (1) you are terminated by TRC for any reason other than “good cause,” (2) you are no longer TRC’s General Counsel and have left TRC’s employment, or (3) you are no longer performing the job duties and responsibilities of the General Counsel, as those duties and responsibilities existed before the Change of Control, TRC will continue to pay your then-current salary, less standard withholdings and authorized deductions, for a period of two (2) years.

(b)
If a Change of Control were to take place after six (6) months from the date you relocate, and if, within one (1) year of the Change of Control (1) you are terminated by TRC for any reason other than “good cause,” (2) you are no longer TRC’s General Counsel, or (3) you are no longer performing the job duties and responsibilities of the General Counsel, as those duties and responsibilities existed before the Change of Control, TRC will continue to pay your then-current salary, less standard deductions and authorized withholdings, for a period of one (1) year.

(c)	Upon a Change in Control, all of your stock options will vest and become immediately exercisable in full pursuant to the terms of your separate stock option agreement.

(d)
During any period of time in which you are receiving salary continuation as a result of this Change of Control provision, TRC may off-set, dollar-for-dollar, any amount you earn from other employment and/or consulting arrangements, which you will use your best efforts to obtain — in other words, the spirit of this provision is to assist you in a transition to a new position; it is not intended to act as a deferred compensation plan. You will advise TRC in writing as to your other earnings. In addition, upon a Change in Control, all of your stock options will vest and become immediately exercisable in full.

(e)
For purposes of this provision, “Change in Control” shall mean (i ) any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Exchange Act and Sections 13(d) and 14(d) of the Exchange Act) becomes the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 50% of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all warrants and options had been exercised) entitled to vote in the election of directors of the Company (including any transaction in which the Company becomes a wholly owned or majority owned subsidiary of another corporation), or (ii) any merger or consolidation or reorganization in which the Company does not survive, or (iii) any merger or consolidation in which the Company survives, but the shares of the Company’s Common Stock outstanding immediately prior to such merger or consolidation represent 50% or less of the voting power of the Company after such merger or consolidation, or (iv) any transaction in which more than 50% of the Company’s assets are sold, provided, however, that no transaction contemplated by clauses (i) through (iv) above shall constitute a Change of Control if both (x) the person

Mr. Steven J. Udicious — July 1, 2000 — p. 5

acting as the Chief Executive Officer of the Company for the 6 months prior to such transaction becomes the Chief Executive Officer of the entity that has acquired control of the company as a result of such transaction (the “Acquiror”) immediately after such transaction and remains the Chief Executive Officer for not less than one year following the transaction and (y) a majority of the Acquiror’s board of directors immediately after such transaction consist of persons who were directors of the Company immediately prior to such transaction;

10.
This agreement is intended to be performed in the Commonwealth of Pennsylvania, and the parties agree that the law of the Commonwealth of Pennsylvania shall govern the validity, construction, enforcement, and interpretation of this Agreement.

11.
Signatures may be executed in counterparts. This Agreement and the signatures executed in counterparts shall be deemed to be the complete and original document, and shall have the full force and effect as an original.

I trust the above represents our mutual understanding of our discussion. If so, please sign below and return a copy to me as soon as possible.

We look forward to many great years together!

Sincerely,

Kent J. Thiry
Chairman and Chief Executive Officer
TOTAL RENAL CARE HOLDINGS, INC.

I accept the position of General Counsel under the terms and conditions outlined above.

Date
Steven J. Udicious

cc:        Bill Schilling, Chief People Officer